EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 14, 2023, relating to the financial statements of Cleveland-Cliffs Inc. and the effectiveness of Cleveland-Cliffs Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cleveland-Cliffs Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
February 14, 2023